EXHIBIT 99.2

Operator Comments:

Good afternoon, and welcome to INUVO’s Fourth Quarter & Full Year 2025 Conference Call. Today’s conference is being recorded. Ms. Katie Cooper of Inuvo, please go ahead.

Katie Cooper (Inuvo Investor Relations) Remarks:

Thank you, operator, and good afternoon.

I’d like to thank everyone for joining us today for the INUVO fourth quarter and full year 2025 shareholder update call. Today, INUVO’s Chief Executive Officer Rob Buchner and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we plan to file our 10-K with the Securities and Exchange Commission this evening.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts, are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO, Rob Buchner.

Rob Bucher (CEO) Opening Remarks:

Good afternoon. Thank you, Katie, and thank you everyone for joining the call today.

Before I begin, I want to take a moment to thank the Inuvo team as well as our broad group of clients and partners for your support as I’ve transitioned into my new position. Thank you for all you do every day for the company. Thank you also to Rich Howe and the Inuvo board for your confidence in me and for providing the perfect vantage point over these past months as I transition to this new role.

As I mentioned on our call in January, I’m taking the helm at CEO at a decisive turning point for our company and for our industry at large. Specifically:

•	As new technologies emerge, consumer behaviors and intent have become more widely distributed across digital media and agentic systems, making consumer purchase intent more difficult to ascertain.

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At the same time, the industry has experienced an increase in sophisticated technologies, often nefarious, that have allowed lower-quality traffic to masquerade as legitimate, high-intent consumer demand, necessitating quality controls beyond those historically available. This is a systemic, industry-wide issue.

•	As such, the industry has been subject to increased regulation, both due to consumer privacy concerns and because of Platform partners’ compliance measures to restore integrity of search ecosystems.

All of these factors lead to a widening gap between “perceived intent” and “true quality” in digital media advertiser experience, as well as a more difficult operating environment for those reliant on legacy technologies. Put simply: our industry is ripe for disruption.

When I was considering taking the CEO role at Inuvo, I’d had a front-row seat for nearly a year to IntentKey’s leading edge tech that I believe is both undervalued and a true antidote to the shortcomings of legacy systems. While today, the field is littered with legacy adtechs that overpromise and underdeliver in their AI capabilities, IntentKey was purpose-built for the agentic era. Even though the product itself is not an agent, our generative AI can be deployed within other agentic workflows to great effect. It provides custom, adaptive audience models in real-time, utilizing a large language model that doesn’t depend on cookies or other legacy technologies that are being scrutinized by increased regulation and privacy concerns. But the real value proposition is its speed: IntentKey’s actionable intelligence leverages predictive AI, enabling users to enter bid streams faster – up to 24 hours ahead of market moves – when supply and demand dynamics favor higher returns on advertising dollars. As budgets are tightening and return on advertising spend is decreasing at an alarming rate, we have a technology that can identify new prospects and accelerate conversion with dynamic audience modeling.

What’s more, I believe there is a tremendous opportunity for us as a data provider. Leveraging our IntentKey product, there is a path to pursue brand-direct data deals that allow marketers to use IntentKey to custom design their audience models and execute media buys with minimal friction. This is a shift that will require deeper DSP/SSP integrations, but will return a more scalable, recurring revenue model going forward.

So, we have an opportunity here to leverage this technology towards higher margin growth and a more resilient business for Inuvo. And we have a team that is ready to execute. This shift will take time, but I believe we are well-positioned to exploit this market window with a proprietary, disruptive technology that is well ahead of the competition.

2026 is about exploiting near-term opportunities while laying the groundwork for this evolution. My plan is centered upon 4 strategic pillars. They are:

•

First: A refined go-to-market focus. As the ad agency complex continues to contract, it’s imperative that we transition towards high-margin, upstream, strategic engagements. To do this, we will execute on three primary fronts:

o

One, pursue large high-value deals with CXOs inside brand organizations, leaders who control budgets and are ensnared by diminishing returns in performance marketing. By pursuing relationships further up in brand authority, I believe we can harness an opportunity to provide brand stewards with greater transparency and actionable information that can help these brands grow, while also increasing our profit margins.

o

Two, seek out partnerships where we can integrate IntentKey [both as a service and] as a data provider. Because IntentKey can integrate into legacy and emerging buying systems more efficiently than other targeting processes, I believe we have an opportunity to create exponential growth through integration in ways traditional competitors cannot. What’s more, we believe we have a commanding advantage in this area with our large language model, positioning us to become a leader in helping brands navigate this rapidly evolving programmatic landscape.

o

Three, align our deal teams and sales organizations to support high-potential verticals. This is a continuation of the work I started as COO and is an important step toward the kind of growth I envision for the organization.

•	My second pillar is raising IntentKey’s industry profile. The evolution of our industry has laid bare two strategic imperatives for brands:

o	The first of these imperatives is speed, advertising alignment, and ROI in an environment where structural foundations of legacy systems are faltering

o	The second of these imperatives is a need for privacy-first consumer protection.

In this environment, IntentKey’s value proposition is significant, and yet – I believe - undervalued due to lack of brand awareness. IntentKey is not just another AI-powered ad platform. It’s a platform that provides intelligence and a meaningful strategic advantage to its users. We have a significant opportunity to drive growth by translating IntentKey’s value proposition into sustainable, high-retention revenue through:

o	Vertical marketing of the IntentKey platform,

o	Clearly articulated branding of IntentKey’s value proposition and 24-hour advance prediction capabilities, and

o	Promotion of the brand by showcasing an elevated user experience through IntentPath.

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The third pillar is continuous product innovation. Inuvo’s core competitive advantage lies in intent discovery, delivered through a suite of advanced visualization and compliance tools. We believe that advancement of those tools through the adoption of new features, integrations with new DSPs, and enhanced privacy features can both deepen budget commitments from our more traditional core media customers and expand our potential addressable market into other, privacy-sensitive verticals.

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And lastly, our fourth pillar is high-margin growth. Through successful execution on the first three pillars and an increased focus on driving platform-led, higher-margin revenue into the business, we believe we can strengthen the company through improved profitability, liquidity, and financial resilience.

As I sit here today, I believe we’re already making some early progress on these 4 pillars.

•	With respect to our go-to-market strategy:

o

We will continue to be drawn to enterprise-grade sales directors – individuals who can engage with CXOs on a strategic plane versus a transactional basis. These sales directors will court evolved marketers who recognize IntentKey as a foundational intelligence layer for the Age of Intent. With this talent in place and aligned with our target verticals, we are positioning ourselves to secure the large service deals and integrations we believe can drive stickier, compounding revenue long term.

o	As I mentioned on our January call, we entered 2026 with the strongest sales pipeline for IntentKey we’ve had to date. This builds upon the 83 new clients acquired in 2025.

o	Overall, early-year performance reflects improved retention quality, higher average budget commitments, and stronger revenue visibility compared to the prior year.

o

In addition, we continue to have active discussions with several potential high profile IntentKey customers. I hope to share a few of those brand names next quarter. The nature of IntentKey integration and testing necessitates a longer lead-up to deal closings. Still, we expect IntentKey’s adoption trajectory to grow beyond historical levels.

•	With respect to raising our industry profile:

o

In the weeks ahead we will be launching a product-specific website for IntentKey to further support our sales teams and encourage self-serve trials. This site will host product videos and will showcase new product capabilities. Our corporate site, Inuvo.com, was refreshed this week.

o

As a leading ad platform in the search marketplace, we launched clicktransparency.org, which elevates an urgent, existing industry initiative to restore click integrity by setting new standards that will drive out low-quality traffic to the ecosystem at large. This initiative is meant to drive greater transparency, effectiveness, and safety for consumers, publishers, and advertisers. Its charter is aligned with our platform partners, and we are already getting the attention of other AdTechs, competitors, and some of the largest AdTech platforms in the world.

•	With respect to product innovation,

o

We have recently completed integrations with SSP and DSP providers that will expand our addressable market by enabling us to bring IntentKey to companies in new, privacy-sensitive industry verticals, including pharmaceuticals, healthcare, and government. We are acting with urgency and investing in lead generation and outbound marketing campaigns, laying the groundwork for addressable market growth in the near term, and a transformation to a data provider in the long term. While still early, I’m happy to report we are already in active discussions with companies who require the functionalities provided by these new integrations, whose needs we couldn’t address under our prior data sources.

o

In addition, we recently began a pilot of a new social media offering that brings IntentKey audience intelligence to social media campaigns – effectively opening up a new channel to our sales function. And we are currently exploring ways to expand our offerings into the AI chat environment to harness opportunities arising out of the rapid consumer adoption of AI assisted search.

o	And lastly, we are in the process of migrating our data centers to the AWS Cloud, which will provide cost savings, greater scalability and resiliency as we accelerate growth.

•	With respect to high-margin growth,

o

Successful execution in pursuing growth in our higher-margin self-serve and IntentKey products should translate into stronger financial results, and a more financially resilient company, in the future.

Now, I want to be frank. The last couple of months have been challenging for the Platforms side of our business. After bottoming out in mid-January, I’m pleased to say that our Platforms products have seen signs of recovery. However, we believe the recovery process will be gradual. In light of this, we are taking prudent steps to contain costs where we can until the business returns to normative sales velocity. We are onboarding new partners week over week. In the meantime, our AI-powered quality assurance feature, Ranger, is live and is continuing to ensure ad quality, alignment and compliance, closing the gap that necessitated the fourth quarter reset of the system. We remain confident that as we work our way through the self-imposed pullback on this side of the business, we are unlocking our ability to grow sustainably in the future from a more solid foundation.

Our industry is at an inflection point. However, it’s clear to me that the market is coming around to us and, importantly, to IntentKey. Now is the time to move with urgency, driving towards a more durable, compounding future for a business that has much to offer in this changing marketplace. We are working to harness the opportunities before us and believe we have the right strategy to return to strength in the months ahead.

With that, I will hand it over to Wally, who will take you through the financials.

Wally Ruiz (CFO & Secretary) Remarks:

Thank you, Rob. Good afternoon, everyone, and thank you for joining us today.

I’ll start off my comments today with a review of the fourth quarter and full year, then I’ll touch on liquidity and our near-term outlook, after which I’ll hand the call back over to Rob for closing comments.

Looking first at the fourth quarter: The intentional moves we made with our Platform products resulted in a significant pullback in revenue during the fourth quarter. Fourth quarter 2025 revenue totaled $14.3 million, a decrease of $11.9 million, or 45%, compared to the fourth quarter of 2024. Partially offsetting this decline was a new campaign introduced in the prior year by another large Platform client that increased its revenue by 30%.

Cost of revenue was 8% higher in the fourth quarter compared with the same quarter a year ago, resulting in gross profit of $9.5 million, a decrease of $12.3 million, or 56%, from the fourth quarter of 2024. The higher cost of revenue this year was due to the new campaign I just mentioned. Unlike other owned and operated Platform campaigns where their cost is reported as a marketing cost, this campaign is accounted for as a cost of revenue.

Fourth quarter operating expenses were $10.7 million, down more than 50% compared to the fourth quarter of 2024. The driver of lower operating expense was a 60% year-over-year decrease in fourth quarter marketing expenses, associated with lower revenue from our largest Platform client. However, all components of operating expense in the fourth quarter were lower than the prior year. This decline in operating expenses helped offset the year-over-year gross margin decline, yielding a fourth quarter operating loss of $1.2 million, compared to operating income of $220 thousand in the same quarter last year.

Net loss for the quarter was $594 thousand, or 4 cents per share. Adjusted EBITDA for the quarter was $360 thousand.

For the full year 2025, revenue increased to $86.2 million compared with $83.8 million in 2024, driven by strong performance in the first half of the year primarily from our two largest Platform clients.

Cost of revenue increased to $22.0 million in 2025, an 83% increase compared to 2024 cost of revenue of $12.0 million. This increase is the result of a change in the Platform sales mix, and in particular, growth with the Platform client with its new campaign as I previously mentioned. As a reminder, cost of revenue consists primarily of payments to website publishers and app developers who host our ads as well as media costs for our Agencies and Brands' clients.

The increased cost of revenue caused gross profit to decrease $7.5 million, or 11%, in the full year 2025 compared with 2024. Gross margin for 2025 was 74.5% compared to 85.6% in 2024.

Full year 2025 operating expenses were $70.9 million, down $6.4 million, or 8%, from 2024, driven by a $7.8 million decrease in marketing expenses. General and administrative expenses increased by $1.4 million primarily due to the reduction in the allowance for expected credit losses recorded last year.

Operating loss for the full year 2025 was $6.7 million, compared to $5.5 million in 2024. During 2025, we recognized $1.9 million in other income, consisting primarily of Employee Retention Credits of $1.1 million and $700 thousand from a refund relating to a prior period which we received during the year. As a result, we recognized in 2025 a net loss of $5.1 million, an improvement of $667 thousand compared to a net loss of $5.8 million in 2024. Net loss per share was 35 cents and 41 cents in 2025 and 2024, respectively.

Adjusted EBITDA was negative $1.3 million in 2025, compared to negative $816 thousand in 2024

Turning to liquidity, we ended the year with $2.8 million in cash and cash equivalents and $6.7 million available under our borrowing facility as of December 31, 2025. In January, we entered into a $3.3 million subordinated convertible note, and we received $6.2 million in connection with a class action settlement claim. These liquidity events have helped us navigate the cash consequences of the pullback in Platforms revenue. We believe we have adequate liquidity to execute on our strategic growth plans.

Before I hand the call back to Rob, I want to give a few quick thoughts about 2026:

o

Regarding the Platforms business, as Rob mentioned, we are beginning to see some recovery in our revenue after what we believe was a bottom in mid-January. As a result, Q1 Platforms revenue is expected to remain light, with recovery coming gradually over the course of the year.

o	I also want to remind everyone that first and second quarters of 2025 were record revenue quarters for us, making for extremely tough comps year over year.

o	With respect to Agencies and Brands, we are forecasting strong, double-digit growth for each quarter of 2026, driven by a very healthy sales pipeline.

With that, I will hand the call back to Rob.

Rob Buchner (CEO) Closing Comments:

Thanks, Wally

It’s an exciting time to be a part of Inuvo. We sit at the precipice of an industry sea change, armed with proprietary technology that we believe can be a wellspring of new growth in the programmatic agentic era.

AI agents will soon handle complex workflows—audience discovery, custom modeling, and activation—that previously required hours of manual work across multiple platforms.

But this shift requires an industry-wide approach, with data and technology providers, agencies, DSPs, and SSPs collaborating to realize the promise of agentic advertising. Some of this development is happening today; much of it is still hype. My aim is not to add to the hyperbole, but to pierce it with a bone-honest value proposition that resonates with major marketers who are frustrated, confused, and mistrusting.

I intend to bring the IntentKey story to advertisers through more plain-spoken marketing programs that compel trial of our products.

The very name of IntentKey was prescient, as it provides a foundational intelligence layer for this so called “age of intent.” The marketplace is finally catching up to the reality that success during these seismic shifts requires the very things IntentKey provides speed... and real-time, actionable, privacy-first intelligence.

With a focus on a clear go-to-market strategy, leveraging our core strengths in audience modeling, building a strong brand presence, and driving towards higher-margin opportunities, we believe we can build a stronger, more resilient, compounding business, that will translate to greater value for our customers and our shareholders. I look forward to updating you on our progress next quarter.

 With that, I’ll now open the call to Q&A